Filed Pursuant to Rule 424(b)(3)

Registration No. 333-113930

PROSPECTUS SUPPLEMENT NO. 5 DATED JANUARY 24, 2006

(TO PROSPECTUS DATED JUNE 30, 2004)

CURAGEN CORPORATION

$110,000,000 4% CONVERTIBLE SUBORDINATED NOTES DUE 2011

SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated June 30, 2004 (the “Prospectus”), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due 2011 (the “Notes”) and shares of our common stock issuable upon the conversion of the Notes. Such information has been obtained from the selling holders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus, and, where the name of a selling holder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling holder supercedes the information in the Prospectus:

Names of Security Holder	Principal Amount of Notes Beneficially Owned and Offered (in $1,000 denominations)	Common Stock Beneficially Owned Prior to Offering	Common Stock Offered	Common Stock Owned After Completion of the Offering
The Estate of James Campbell CH	6	619	619	0
The Estate of James Campbell EST2	47	4,852	4,852	0
The City of Southfield Fire & Police Retirement System	2	206	206	0
BP Amoco PLC Master Trust	747	77,122	77,122	0
Sphinx Convertible Arb Fund SPC	439	45,324	45,324	0
Viacom Inc. Pension Plan Master Trust	22	2,271	2,271	0

The selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information about their Notes in transactions exempt from the registration requirements of the Securities Act.